Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198764 on Form S-3 of our reports dated February 12, 2015, relating to (1) the consolidated financial statements and financial statement schedule of Columbia Property Trust, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of a new accounting standard for reporting of discontinued operations and disposals of components of an entity), and (2) the effectiveness of Columbia Property Trust, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Property Trust, Inc. for the year ended December 31, 2014.

 /S/ Deloitte & Touche LLP
Atlanta, Georgia
February 12, 2015